The National Government of Kenya and AmericaTowne, Holding, Inc.
Procedures for Delivery of Equipment and Payment Pursuant to the Award Letter,
14 September 2018, for TENDER NO TVTNG/230/2018-2020

This Memorandum Serves as a basis for completing the Partnership between National Government of Kenya in Cooperation with Taita Taveta County Government of Kenya, and AmericaTowne, Holdings Inc.

Pursuant to the Award Letter of 14 September 2018 from the Honorable H.E Kamau Thuge, Principal Secretary National Treasury, Office of the Treasury, Kenya approving the partnership with AmericaTowne, Holdings, Inc., and the National Government of Kenya for the supply and delivery of mining equipment in cooperation with the County of Taita Taveta. The Tender totals 1.83 billion Kenya Shillings ($18.2 million USD).

The equipment will be provided under Tender **TVTNG/230/2018-2020**.

To ensure prompt delivery of required equipment, AmericaTowne, Holdings, Inc., and National Government of Kenya agree that:

National Government of Kenya and AmericaTowne, Holdings, Inc., will work closely together to ensure prompt and efficient fulfillment of the partnership and delivery of required equipment.

AmericaTowne, Holdings, Inc. will immediately take action to source the required equipment upon receipt of the required specifications from the National Government and the appropriate County offices.

By September 18, 2018, AmericaTowne, Holdings, Inc. will present an invoice to the National Treasury, Office of the Treasury, Kenya for the total costs of the equipment under the award.

The parties agree that upon signing this agreement AmericaTowne will be entitled to record an administrative fee of ten percent of the Tender contract price for this agreement to cover the administrative fees and costs incurred by AmericaTowne and recognized as services delivered for all contracts and invoices pending in Kenya's National procurement system. This fee will be recognized as earned upon signing this agreement. Additionally, this fee will be included in the total tender contract price noted above.

Upon receipt of invoice by AmericaTowne Holdings, Inc., the National Treasury, Office of the Treasury, Kenya will pay eighty percent (80%) of the total invoice for the tender in US Dollars to AmericaTowne, Holdings, Inc. as designated by AmericaTowne' Chief Executive Officer.

Upon receipt of initial funds of eighty percent (80%) of the invoice value, AmericaTowne Holdings, Inc., will within six months and or at the most expeditious time deliver the total equipment requested to Taita Taveta County.

After delivery of all equipment requested, and upon AmericaTowne, Holding Inc. presenting its final invoice for the Tender to the National Treasury, Office of the Treasury will pay to AmericaTowne Holdings, Inc. the remaining payments of twenty-percent (20%) in US Dollars for each invoice as designated by AmericaTowne' Chief Executive Officer.

AMERICATOWNE HOLDINGS, INC.,
a Nevada corporation

By: Alton Perkins
Its: Chief Executive Officer

Dated: 9/24/2018

Office of the Treasury

By: H.E Dr. Kamau Thuge
Its: Principal Secretary, National Treasury, Kenya

Dated: 24/09/2018

REPUBLIC OF KENYA

OFFICE OF THE TREASURY

14TH SEPTEMBER, 2018

THE C.E.O
AMERICATOWNE HOLDINGS I.N.C
4700 HOMEWOOD CT SUITE 100
RALEIGH NC.

Dear Sir,

RE: AWARD TENDER NO. TVTNG/230/2018-2020

The National Government herein do commend your good company on the award of the above tender on supply and delivery of mining machinery in the County of Taita Taveta amounting to kshs. 1.83 billion.

This project is funded by the National Government on mutual understanding with the County Government of Taita Taveta. Payment will be made by the National Government on the 80% down payment and 20 upon delivery.

Thank you for your interest in this tender. We look forward to working with you on this mutually beneficial and successful project. Your response on this matter will be highly appreciated.

Yours faithfully,

Dr, Kamau Thuge

Principal Secretary National Treasury.

Cc: Cabinet Secretary National Treasury.